Exhibit 10.1

ZYGO CORPORATION

EXECUTIVE TRANSITION agreement

with

●

AGREEMENT made as of the ____ day of ●, by and between ZYGO CORPORATION (the “Company”) and ● (the “Executive”).

WITNESSETH:

WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that the possibility of a Change in Control (defined below) exists and that, because of the inherent personal, professional and financial uncertainties, the threat or occurrence of a Change in Control may result in the departure of or in significant distractions to key management personnel; and

WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to be able to retain the services of the Executive without regard to the distraction of a threat or occurrence of a Change in Control, and to ensure the Executive’s continued dedication and efforts in such event without undue concern for his personal, financial and employment security; and

WHEREAS, in order to induce the Executive to remain in the employ of the Company and ensure the Executive’s continued dedication to and efforts on behalf of the Company in the event of a potential threat or the occurrence of a Change in Control, the Company desires to provide certain protections to the Executive in the event his employment terminates in connection with a Change in Control.

NOW, THEREFORE, the parties agree as follows:

1.                  Definitions. For the purposes hereof, the following terms shall have the meanings ascribed to them below.

(a)                “Cause” means (1) if there is an employment agreement between the Executive and the Company which defines the term “cause” (or a term of like import), the Executive’s engaging in conduct that constitutes “cause” (or a term of like import) under such agreement; and (2) if there is no employment agreement between the Executive and the Company which defines the term “cause” (or a term of like import), the Executive’s (A) conviction or plea of nolo contendre to a felony; (B) commission of fraud or a material act or omission involving dishonesty with respect to the Company or its subsidiaries, (C) willful and continued failure to substantially carry out the material responsibilities of the Executive’s employment (other than a failure attributable to illness or injury) that is not cured by the Executive within a reasonable time after notice thereof is provided by the Board to the Executive; or (D) gross negligence or willful misconduct in the performance of the Executive’s duties which has had or is reasonably likely to have a material adverse effect on the Company.

(b)               “Change in Control” means any of the following events:

(i)                 the acquisition in one or more transactions by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act) of “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of forty per cent (40%) or more of the combined voting power of the Company’s then outstanding voting securities (the “Voting Securities”), provided, however, that Voting Securities acquired directly from the Company by any Person shall be excluded from the determination of such Person’s Beneficial Ownership of Voting Securities (but such Voting Securities shall be included in the calculation of the total number of Voting Securities then outstanding); or

(ii)               the consummation of a merger or consolidation involving the Company if the stockholders of the Company immediately before such merger or consolidation do not own, directly or indirectly immediately following such merger or consolidation, more than fifty percent (50%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the Voting Securities immediately before such merger or consolidation; or

(iii)             the individuals who, as of the date hereof, are members of the Board (the “Incumbent Board”), cease for any reason to constitute more than fifty percent (50%) of the Board, provided, however, that if the election, or nomination for election by the Company’s stockholders of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of the Plan, be considered as a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(iv)             a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because forty percent (40%) or more of the then outstanding Voting Securities is acquired by (1) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries, or (2) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the shareholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.

(c)                “Company” means Zygo Corporation and, following a Change in Control, any direct or indirect successor to the business of Zygo Corporation.

(d)               “Good Reason” means actions or omissions by the Company or an affiliate resulting in a material negative change in the employment relationship with the Executive which, for the purposes hereof, means, without the advance written consent of the Executive:

(i)                 the assignment to the Executive of any duties materially inconsistent with the Executive’s position, authority, duties or responsibilities as in effect immediately prior to the Change in Control, or any other material diminution in such position, authority, duties or responsibilities;

(ii)               any reduction in the Executive’s annual base salary in effect immediately prior to the Change in Control;

(iii)             the failure to provide the Executive with bonus opportunities at least as generous in the aggregate as those to which the Executive was entitled immediately prior to the Change in Control;

(iv)             any failure by the Company to timely pay the Executive any compensation earned by the Executive;

(v)               the Company’s requiring the Executive (1) to be based at any office or location more than fifty (50) miles from the office where the Executive was employed immediately prior to the Change in Control, unless said office is closer to the Executive’s primary residence, or (2) to travel on Company business to a materially greater extent than required immediately prior to the Change in Control; or

(vi)             the failure or refusal by the successor or acquiring company to expressly assume the obligations of the Company under this Agreement upon the consummation of a Change in Control.

Notwithstanding the foregoing, Executive will not have “Good Reason” to terminate his employment merely because he is no longer a senior executive of a public company or has a different organizational title as a result of a Change in Control, provided that the Executive’s operational duties, responsibilities and authority with respect to the business of the acquired or successor company are not otherwise materially diminished. As a condition to terminating his employment for Good Reason, the Executive must specify in writing to the Company (or the successor or acquiring company) the nature of the act or omission that the Executive deems to constitute Good Reason and provide the Company (or the successor or acquiring company) 30 days after receipt of such notice to review and, if required, correct the situation (and thus prevent Executive’s termination for Good Reason). Notice of termination for Good Reason must be provided, if at all, within 90 days after the occurrence of the event or condition giving rise to such termination.

(e)                “Severance Event” means a termination of the Executive’s employment with the Company and its subsidiaries (1) by the Company without Cause, or (2) by the Executive for Good Reason, in either case occurring within one year following the date of a Change in Control.

2.                  Severance Protection. If a Severance Event occurs, then the Executive will be entitled to receive any accrued and unpaid compensation, consisting of the unpaid amount, if any, of Executive’s previously earned base salary; the unpaid amount, if any, of the bonus earned by the Executive for the preceding year; and any vested payments and benefits accrued by the Executive under and in accordance with the terms of any employee plan in which the Executive was a participant. In addition, subject to the provisions hereof, including, without limitation, the Executive’s satisfaction of the release condition set forth in Section 3, the Executive will be entitled to receive the following payments and benefits:

(a)                a single sum cash payment equal to the product of (i) 100% of the amount of the Executive’s target bonus opportunity for the fiscal year in which the Executive’s employment terminates, multiplied by (ii) a fraction, the numerator of which is the number of days elapsed from the beginning of the fiscal year in which his employment terminates until the date of such termination, and the denominator of which is 365;

(b)               a single sum cash payment in an amount equal to 1.0 times the sum of (i) the Executive’s annual rate of salary in effect on the date the Executive’s employment terminates (or, if greater, the rate in effect immediately before the Change in Control), plus (ii) 100% of the amount of the Executive’s target bonus opportunity for the fiscal year in which the Executive’s employment terminates (or, if there is no target bonus for such year, the amount of the bonus earned by the Executive for the immediately preceding year);

(c)                accelerated vesting of any stock options, restricted stock units, shares of restricted stock and other forms of equity-based incentive awards that are assumed by an acquiring or successor company (or an affiliate thereof) in connection with the Change in Control and that are not otherwise fully vested at the time the Executive’s employment terminates; and

(d)               if, immediately before the termination of the Executive’s employment, the Executive and/or the Executive’s spouse and/or any of the Executive’s dependents participates (other than via COBRA) in a Company group health plan, then, for the 12 months following the date of such termination (or, if sooner, until corresponding coverage is obtained under a successor employer’s plan), the Executive and/or such spouse and/or dependents may elect to continue participating in the Company’s plan at the same benefit and contribution levels and on the same basis as if the Executive’s employment had continued (which continuing participation will be deemed to be in addition to and not in lieu of COBRA if (and only if) such continuing participation is otherwise available under the terms of the plan, it being understood that such continuing coverage will be counted against the COBRA continuation coverage if it is not otherwise available under the plan); provided, however, that, if such subsidized coverage would cause the plan to be discriminatory in violation of applicable tax law, the amount of the Company’s subsidy will be reported as W-2 wage income to the Executive.

3.                  Release of Claims and Other Conditions; Timing of Payments. Notwithstanding anything to the contrary contained herein, the Executive’s right to receive and retain any severance payments or benefits listed in subsections (a) through (d) of Section 2 shall be conditioned upon (a) the Executive’s having delivered to the Company, within 60 days after the Severance Event, a valid and binding release, substantially in the form annexed hereto as Exhibit A, which is no longer subject to revocation; and (b) Executive’s compliance with the restrictive covenants described in Exhibit B annexed hereto (the “Restrictive Covenants”). If the Executive timely satisfies the foregoing release condition and continues to then be in compliance with the Restrictive Covenants, then payment of the amount described in Section 2(b) will be made within five business days following the date the release condition is satisfied or, if sooner, the date 60 days after the date of the Severance Event; provided, however, that, if such 60-day period spans more than one calendar year, the payment shall be made on the first day of the second calendar year or, if later, the date which is five business days after the date the release condition is satisfied. If the Executive violates any of the Restrictive Covenants after having received (directly or indirectly) any of the payments described in sections (a) through (d) of Section 2, the Company will be entitled to recoup from the Executive the amount of any such payments by bringing an action to recoup such payments within 120 days after the first anniversary of the Executive’s termination of employment, and the Executive will not be entitled to receive any payments or benefits that would otherwise have been payable or provided to the Executive after the date of such violation of the Restrictive Covenants.

4.                  Golden Parachute Tax Limitation. If the Executive is entitled to receive payments and benefits under this Agreement and if, when combined with the payments and benefits the Executive is entitled to receive under any other plan, program or arrangement of the Company, the Executive would be subject to excise tax under Section 4999 of the Code or the Company would be denied a deduction under Section 280G of the Code, then the severance amounts otherwise payable to the Executive under this Agreement will be reduced by the minimum amount necessary to ensure that the Executive will not be subject to such excise tax and the Company will not be denied any such deduction.

5.                  Effect of Other Agreements. Notwithstanding the provisions hereof (including, without limitation, Section 15 hereof), if any termination or severance payments or benefits are made or provided to the Executive by the Company pursuant to a written employment or other agreement between the Executive and the Company, the payments and benefits required to be provided under this Agreement shall be reduced by the amount of the comparable payments and benefits payable under such other agreement(s) in order to avoid duplication.

6.                  No Duty to Mitigate. Except as otherwise specifically provided herein, the Executive’s entitlement to payments and benefits hereunder is not subject to mitigation or a duty to mitigate by the Executive.

7.                  Successors and Assigns. The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation, or otherwise, to all or substantially all the business or assets of the Company and its subsidiaries taken as a whole, and as a condition to any such purchase, merger, consolidation or other form of transaction, expressly and unconditionally to assume and agree to perform or cause to be performed the Company’s obligations under this Agreement. In any such event, the term “Company,” as used herein shall include any such successor or assignee.

8.                  Legal Fees to Enforce Rights after a Change in Control. If, following a Change in Control, the Company fails to comply with any of its obligations under this Agreement or the Company takes any action to declare this Agreement void or unenforceable or institutes any arbitration, litigation or other legal action designed to deny, diminish or to recover from the Executive the payments and benefits intended to be provided, then the Executive shall be entitled to select and retain counsel at the expense of the Company to represent the Executive in connection with the good faith initiation or defense of any arbitration, litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company or any successor thereto in any jurisdiction, in connection with the enforcement by the Executive of the Executive’s rights hereunder.

9.                  Not a Contract of Employment. This Agreement shall not be deemed to constitute a contract of employment between the Executive and the Company. Nothing contained herein shall be deemed to give the Executive a right to be retained in the employ or other service of the Company or to interfere with the right of the Company to terminate the Executive’s employment at any time.

10.              Arbitration. Any claim or controversy arising out of or relating to this Agreement or the breach hereof shall be resolved exclusively by arbitration. Any such arbitration will be administered in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”), in the Hartford, Connecticut metropolitan area before an experienced employment law arbitrator licensed to practice law in that jurisdiction who has been selected in accordance with such Rules. Each party may be represented by counsel of its or his own choosing. The arbitrator’s award will be enforceable, and a judgment may be entered thereon, in a federal or state court of competent jurisdiction in the state where the arbitration was held. The decision of the arbitrator will be final and binding.

11.              Governing Law. This Agreement shall be governed by the laws of the State of Connecticut, excluding its conflict of law rules.

12.              Continuing Indemnification. If the Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, including any governmental or regulatory proceedings or investigations, and whether commencing before or after the termination of the Executive’s employment with the Company and its subsidiaries, by reason of the fact that the Executive is or was an employee, officer or director of the Company or any of its subsidiaries, the Executive shall be indemnified by the Company, and the Company shall pay the Executive’s related expenses when and as incurred, all to the fullest extent permitted by the laws of the State of Delaware and the Company’s organizational documents and as may be covered by liability insurance, to the same extent as is applicable to other officers of the Company. The foregoing shall be in addition to any other indemnification coverage which the Executive may have at the time of the Change in Control.

13.              Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

14.              Tax Withholding; Section 409A Compliance. The payment of any amount pursuant to this Agreement shall be subject to all applicable tax withholding. For the purposes of this Agreement, a “termination of employment” or words of like import shall mean a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986 and the regulations issued thereunder. Notwithstanding any provision to the contrary in this Agreement, if the Executive is treated as a “specified employee” within the meaning of Section 409A of the Code at the time of the termination of his employment, and if any payment otherwise required to be made to the Executive under this Agreement on account of the termination of the Executive’s employment constitutes deferred compensation subject to the Section 409A of the Internal Revenue Code of 1986 and the regulations and other applicable guidance issued by the Internal Revenue Service thereunder, then such payment shall be delayed until the first business day after the expiration of six months following the date of the Executive’s termination of employment or, if earlier, the date of Executive’s death. On the delayed payment date, there shall be paid to the Executive (or the Executive’s estate, as the case may be) in a single cash payment an amount equal to the aggregate amount of the payments delayed pursuant to the preceding sentence. It is intended that any amounts payable under this Agreement and Company’s and Executive’s exercise of any authority or discretion hereunder shall comply with, and avoid the imputation of any tax, penalty or interest under Section 409A of the Code. This Agreement shall be construed and interpreted in a manner that is consistent with that intent. Notwithstanding the foregoing,

Executive shall be solely responsible, and the Company shall have no liability, for any taxes, acceleration of taxes, interest or penalties arising under Section 409A of the Code.

15.              Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior and/or contemporaneous understandings, agreements or representations, written or oral, relating to the subject matter hereof. Toward this end, and without limiting the foregoing, effective simultaneously with the execution of this Agreement, (a) this Agreement supersedes in its entirety any outstanding agreement, offer letter or other document that provides solely for severance or other payments or benefits to the Executive upon termination of employment in connection with a change in control of the Company, and (b) this Agreement supersedes to the extent necessary to avoid duplication, the provisions of any other outstanding agreement, offer letter or other document which, among other things, provide severance or other payments or benefits to the Executive upon termination of employment in connection with a change in control of the Company. It is acknowledged that, without limitation, the Company and the Executive are parties to the agreement(s) listed on Exhibit C hereto, which may provide for payments or benefits to the Executive upon termination of employment in connection with a change in control of the Company. This Agreement may be amended only by a written instrument signed by both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ZYGO CORPORATION

By:____________________________________
President, Chief Executive Officer and
Chairman

_______________________________________
Executive

exhibit a
RELEASE AGREEMENT

This Release Agreement (“Agreement”) is made as of ● by and between ● (“Executive”) and ZYGO CORPORATION (the “Company”).

1.      This will confirm that a severance event as described in Section 1(e) of the Executive Transition Agreement between Executive and the Company, dated ● (the “Executive Transition Agreement”), has occurred. In accordance with Section 3 of the Executive Transition Agreement, the Executive’s right to receive and retain certain severance payments and benefits under Section 2 of the Executive Transition Agreement is conditioned upon the timely receipt by the Company of a general release by the Executive in favor of Company, its affiliates and their officers, directors and employees, which is no longer subject to revocation. Accordingly, in consideration of the severance payments and benefits under the Executive Transition Agreement and other good and valuable consideration, Executive for himself and for the executors and administrators of his estate, his heirs, successors and assigns, hereby releases and forever discharges the Company and its officers, directors, employees and stockholders from any and all claims, actions, causes of action, suits, sums of money, debts, dues, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, demands or damages of any nature whatsoever or by reason of any matter, cause or thing regardless of whether known or unknown at present, which against the Company or any of its officers, directors, employees or stockholders Executive ever had, now has or may have arising out of or relating to any transaction, dealing, relationship, conduct, act or omission, or any other matters or things occurring or existing at any time prior to and including the date of this Release (collectively defined herein as “Claims”). This Release includes, but is not limited to, all Claims the Executive might have under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§2000e, et. seq.; 42 U.S.C. §§1981, et. seq.; the Americans with Disabilities Act, 29 U.S.C. §§2000e, et. seq.; the Age Discrimination in Employment Act; the Older Workers Benefits Protection Act; the federal Family and Medical Leave Act; Section 451 et. seq.; similar Connecticut laws, and any and all statutory and common law causes of action for defamation; slander; slander per se; defamation per se; false light; tortious interference with prospective business relationships; assault; sexual assault; battery; sexual harassment; sexual discrimination; hostile work environment; discrimination; retaliation; workers’ compensation retaliation; wrongful termination; intentional infliction of emotional distress; breach of a duty or obligation of any kind or description, including any implied covenant of good faith and fair dealing; and for breach of contract or any tort whatsoever, as well as any expenses or attorney’s fees associated with such Claims. The parties acknowledge that this Release does not either affect the rights and responsibilities of the Equal Employment Opportunity Commission to enforce the Age Discrimination in Employment Act, or justify interfering with the protected right of an employee to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission under the Age Discrimination in Employment Act. In the event the Equal Employment Opportunity Commission commences a proceeding against the Company in which Executive is a named party, the Executive agrees to waive and forego any monetary claims which may be alleged by the Equal Employment Opportunity Commission to be owed to Executive. Notwithstanding the foregoing, nothing in the provisions of this Release shall act as a release by the Executive of any Claims against the Company with respect to (i) any amounts or benefits to which the Executive may become entitled to receive under the Executive Transition Agreement, (ii) any right the Executive may have to indemnification under the terms of the Executive Transition Agreement or under the terms of any other applicable indemnification agreement, the organizational documents of the Company, the terms of any insurance policy, the terms of any Company indemnification policy, the terms of applicable law or otherwise, (iii) the Executive’s rights under and in accordance with the terms of any employee benefit plan in which Executive participates, and (iii) any Claims arising with respect to acts, events or occurrences taking place after the date of this Release. For the purposes hereof, the term “Company” shall include any direct or indirect successor to the Company. Executive does not waive or release any claims which arise after the date Executive executes this Agreement.

2.      Executive has been advised to consult with an attorney prior to executing this Agreement. By executing this Agreement, Executive acknowledges that (a) he has been provided with an opportunity to consult with an attorney or other advisor of his choice regarding the terms of this Agreement, (b) this is a final offer and Executive has been given 21 days in which to consider whether he wishes to enter into this Agreement, (c) Executive has elected to enter into this Agreement knowingly and voluntarily and (d) if he does so within fewer than 21 days from receipt of the final document he has knowingly and voluntarily waived the remaining time. This Agreement shall be fully effective and binding upon all parties hereto immediately upon execution of this Agreement except as to rights or claims arising under the ADEA, in which case Executive has 7 days following execution of this Agreement to change his mind.

________________________________
Executive

ZYGO CORPORATION

By:_____________________________
Title:____________________________

exhibit b
restrictive covenants

This Exhibit B is part of, and is incorporated by reference in, the Executive Transition Agreement (the “Agreement”) to which this Exhibit B is attached. The covenants set forth in this Exhibit B are given by the Executive in consideration for the benefits described in the Agreement and other good and valuable consideration. Unless otherwise specified, the capitalized terms used in this Exhibit B shall have the meanings ascribed to them in the Agreement.

1.                  Nondisclosure of Confidential Information; Inventions. Executive will be bound by the covenants contained in the Company’s form of Nondisclosure and Assignment of Inventions Agreement, as it currently exists or may be hereafter amended for executives or employees generally, said covenants being incorporated herein by reference, it being understood that such covenants shall apply to the information, inventions and property of the Company and its subsidiaries.

2.                  Duty to Return Company Documents and Property. Upon the termination of Executive’s employment with the Company for any reason, Executive shall immediately return and deliver to the Company any and all papers, books, records, documents, memoranda and manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, belonging to the Company or any of its subsidiaries or relating to the business of the Company or any of its subsidiaries, in Executive’s possession, whether prepared by Executive or others. If at any time after the termination of Executive’s employment, Executive determines that Executive has any trade secrets or other confidential information belonging to the Company or any of its subsidiaries in Executive’s possession or control, Executive shall promptly return to the Company all such trade secrets and other confidential information, including all copies and portions thereof.

3.                  Non-Solicitation. During the period of Executive’s employment or other service with the Company and for 12 months thereafter, Executive shall not, without the prior written consent of the Company, directly or indirectly: (a) solicit, request, advise, entice, persuade or induce or hire any employee, consultant, or independent contractor employed by or working on behalf of the Company or any of its subsidiaries at any time during the six-month period prior to the Executive’s termination of employment with the Company to leave the Company or any of its subsidiaries or to engage in any activity which, were it done by the Executive, would violate the terms of this Agreement (it being understood that a general advertisement or solicitation for employment that is not targeted and that does not have the effect of being targeted to any current or former Company employee, consultant or independent contractor shall not, by itself, be deemed to be a violation of this Section 3(a)); (b) or solicit, request, advise, entice, persuade or induce any individual or entity, including but not limited to any customer, supplier, vendor, investor, equity or financing source, or other contracting party of the Company or any of its subsidiaries, to terminate, reduce or refrain from continuing or renewing their present or prospective contractual or business relationship with the Company or any of its subsidiaries.

4.                  Non-Competition Restrictions. During the period of Executive’s employment or other service with the Company and for 12 months thereafter, Executive shall not, directly or indirectly, without the prior written consent of the Company, engage in, become financially interested in, be employed by, render any consultation or business advice with respect to, or have any connection with, any business engaged in the research, development, testing, design, manufacture, sale, lease, marketing, utilization or exploitation of any products or services which are designed for the same purpose as or are otherwise directly competitive with, products or services of the Company or any of its subsidiaries, in any geographic area where, during the period of Executive’s employment with the Company or any subsidiary or at the time of the termination of Executive’s employment or other service with the Company and its subsidiaries, as the case may be, the Company or any of its subsidiaries has or has documented current plans to have an active business presence, it being understood, however, that the foregoing restrictions shall be limited to products and services with respect to which Executive was involved at the time of, or within one year prior to, the termination of Executive’s employment. Notwithstanding the foregoing, nothing herein shall restrict Executive from employment with any entity that is in competition with Company if the competitive business unit of such entity is not the primary business of such entity, and if the Executive is not involved in activities that are in competition with the Company. Moreover, notwithstanding the foregoing, Executive’s mere purchase or holding, for investment purposes, of securities representing less than 5% of the outstanding value or voting interest of a publicly traded company shall not be deemed to be a violation of the provisions of this paragraph (it being understood that the purchase or holding of securities of a company that is not engaged in the research, development, testing, design, manufacture, sale, lease, marketing, utilization or exploitation of any products or services which are designed for the same purpose as or are otherwise directly competitive with, products or services of the Company or any of its subsidiaries, shall not be restricted by this paragraph).

5.                  Remedies. It is intended that, in view of the nature of the Company’s business, the restrictions contained in paragraphs 1 through 4 above (including, without limitation, the restrictions that are specifically incorporated herein by reference), are considered reasonable and necessary to protect the Company’s legitimate business interests and that any violation of these restrictions would result in irreparable injury to the Company. In the event of a breach or threatened breach by Executive of any restrictive covenant contained herein, the Company shall be entitled to a temporary restraining order and injunctive relief. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach of these restrictive covenants, including, without limitation, the recoupment and other remedies specified in the Agreement. These covenants and restrictions shall each be construed as independent of any other provisions in the Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on the Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants and restrictions.

6.                  Severability; Reformation. Should a court determine that any paragraph or sentence, or any portion of a paragraph or sentence of this Exhibit B is invalid, unenforceable, or void, such determination shall not have the effect of invalidating or validating the remainder of the paragraph, sentence or any other provision of this Exhibit B. Further, it is intended that the court should construe this Exhibit B by limiting and reducing it only to the extent necessary to be enforceable under then applicable law.

exhibit c
other agreement(s)

Set forth below is a description of the agreement(s), if any, referenced in Section 15 of the Executive Transition Agreement to which this Exhibit is attached:

[Insert description of prior agreement(s) that provide or include provisions for severance or other payments or benefits upon termination of employment in connection with a change in control]